Exhibit 4.1

AMENDMENT NO. 4

TO

RIGHTS AGREEMENT

AMENDMENT NO. 4 (the “Amendment”), dated as of March 28, 2011 (the “Amendment Effective Date”) to that certain Rights Agreement, dated as of August 24, 2005, as amended effective as of September 15, 2008, March 19, 2009 and December 22, 2009 (collectively, the “Agreement”), between Rural/Metro Corporation, a Delaware corporation (the “Company”) and Computershare Trust Company, N.A., as successor to Computershare Trust Company, Inc. (the “Rights Agent”). All capitalized terms used herein, but not otherwise defined in this Amendment shall have the meaning ascribed to them in the Agreement.

RECITALS

WHEREAS, the Company, WP Rocket Holdings LLC, a Delaware limited liability company (“Parent”) and WP Rocket Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) intend to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent;

WHEREAS, on March 27, 2011, the Board of Directors of the Company resolved to amend the Rights Agreement to render Rights inapplicable to the transactions contemplated by the Merger Agreement;

WHEREAS, Section 26 of the Agreement permits the Company from time to time to supplement and amend the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Permitted Transaction. A new Section 34 is hereby added to the Agreement as follows:

“Section 34. Permitted Transaction. Reference is made to that certain Agreement and Plan of Merger by and among WP Rocket Holdings LLC, a Delaware limited liability company (“Parent”), WP Rocket Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company, dated March 28, 2011, as it may be amended from time to time (the “Merger Agreement”). All capitalized terms used in this Section 34 shall have the meanings ascribed to them in the Merger Agreement unless otherwise defined in the Agreement. Notwithstanding any other provision of the Agreement to the contrary, (i) neither Parent nor Merger Sub nor any of their respective Affiliates and Associates shall be deemed to be an Acquiring Person, (ii) neither Distribution Date nor a Stock Acquisition Date shall be deemed to occur, and the Rights will not detach from the shares of Common Stock or become non-redeemable, as a result of the execution, delivery or performance of the Merger Agreement or the consummation of the Transactions and (iii) the Rights shall terminate immediately prior to the Effective Time; provided, however, that if after the date of execution of the Merger Agreement, the

Transaction is not consummated in accordance with the terms of the Merger Agreement and the Merger Agreement is terminated in accordance with its terms, this Section 34 shall no longer be applicable with respect to the determination of whether Parent or Merger Sub or any of their respective Affiliates and Associates is an “Acquiring Person” at any time thereafter. The Company shall promptly provide notice to the Rights Agent of (i) the Effective Time (once it is known) and (ii) any termination of the Merger Agreement in accordance with its terms.”

Section 2. Amendment to Definition of Beneficial Owner. Section 1(c) of the Agreement is hereby amended by adding the following sentence to the end of such section:

“For purposes of this Agreement, neither Parent nor any of its Affiliates or Associates will be deemed to be the Beneficial Owner of, or to beneficially own any shares of Common Stock by virtue of, or as a result of, any transaction contemplated by, or pursuant to the Merger Agreement as defined in Section 34.”

Section 3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 4. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 5. No Other Changes. Except as specifically provided for in this Amendment, the Agreement and each and every provision thereof shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

RURAL/METRO CORPORATION

By:	/s/ Christopher E. Kevane
Name:	Christopher E. Kevane
Title:	Senior Vice President, General Counsel

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Kellie Gwinn
Name:	Kellie Gwinn
Title:	Vice President